Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-100403

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated October 30, 2002)

93,083,768 Shares
of Common Stock

ADVANCED VIRAL RESEARCH CORP.

     You should read this prospectus supplement no. 1 along with the accompanying prospectus . These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement no. 1 and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement no. 1 and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement no. 1 and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement no. 1 and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement no. 1 or the accompanying prospectus as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 200 Corporate Boulevard South, Yonkers, New York 10701. Our telephone number is (914) 376-7383.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS
ARE DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 5 OF THE
PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement no. 1 is November 20, 2002

DESCRIPTION OF BUSINESS

ISRAELI CLINICAL TRIALS

     In November 2002, we initiated the single dose safety study which is the first phase of our three clinical trials in Israel.

BUSINESS ADVISORY BOARD

     In November 2002, Dr. Jozef Straus, Ph.D. (Hon.) resigned from the Business Advisory Board. Under terms of his stock option agreement he is entitled to exercise 187,500 of the original 250,000 shares granted through November 5, 2005.

EMPLOYEES

     In November 2002, we reduced our personnel from 33 to 10 employees. This reduction in employees will allow us to focus on the management and completion of the Israeli clinical trials.

RISK FACTORS

The voting control held by present management could significantly impact our business.

     As of the date hereof, our current officers and directors beneficially owned approximately 49.5 million shares of our common stock, or approximately 9.9% of the shares of common stock deemed outstanding on such date for the purposes of the percentage calculation, including shares underlying our convertible securities. As there are no cumulative voting rights, current management, by virtue of their stock ownership, can be expected to influence substantially the election of our board of directors and thereby continue to impact substantially our business, affairs and policies.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     On November 1, 2002, James F. Dicke II and Paul Bishop resigned as members of our Board of Directors. As a result of their respective resignations from the Board of Directors, Mr. Dicke retains the right through November 1, 2005, to acquire 600,000 of shares of the Company’s Common Stock and Mr. Bishop retains the right through November 1, 2005 to acquire 119, 178 shares of the Company’s Common Stock.